Exhibit 99.1

 News Release

FactSet Announces Planned Departure of its Chief Financial Officer

Maurizio Nicolelli has entered into a separation agreement and will remain with FactSet through December 2018

Norwalk, Conn., May 8, 2018 - FactSet (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading services, today announced that it has entered into a separation agreement with Maurizio Nicolelli, the company’s Chief Financial Officer. The agreement was entered into after Nicolelli and FactSet discussed his transition from his role as Senior Vice President, Chief Financial Officer, to pursue other interests. Nicolelli will remain with FactSet through December 2018, until a successor has joined to ensure a smooth transition of his duties.

Nicolelli joined FactSet as a Senior Accountant in 1996 and has led the Finance organization since 2009, through his roles as Principal Financial Officer and Chief Financial Officer. FactSet has experienced strong growth during his tenure, more than doubling its Annual Subscription Value (ASV). Nicolelli oversaw numerous M&A projects, including the acquisition, day-to-day management, and eventual successful divesture of Market Metrics.

“I am proud to have been a part of FactSet’s success and its creation of significant shareholder value,” said Nicolelli. “I have been fortunate to work with a talented and dedicated team that has both contributed to the company’s success and has positioned it for continued growth. I will always think fondly of FactSet’s great culture and people.”

“Maurizio leads a strong, dedicated global finance department,” said Phil Snow, FactSet CEO. “He has been an instrumental member of our FactSet senior leadership team. We thank him for his many contributions and wish him much success in his future endeavors.”

FactSet has commenced an executive search to identify a successor for the CFO position.

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior analytics, service, content, and technology to help more than 88,000 users see and seize opportunity sooner. We are committed to giving investment professionals the edge to outperform, with fresh perspectives, informed insights, and the industry-leading support of our dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For and a Best Workplace in the United Kingdom and France.  Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

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